Exhibit 4.1

STERLING NATIONAL bank

5.25% FIXED-TO-FLOATING RATE SUBORDINATED NOTEs DUE 2026

CUSIP No.	859428 AT1
ISIN No.	US859428AT 18

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO STERLING NATIONAL BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY AGENCY OR FUND OF THE UNITED STATES.

THIS SECURITY IS AN UNSECURED, UNCONDITIONAL GENERAL OBLIGATION SOLELY OF STERLING NATIONAL BANK AND IS NOT AN OBLIGATION OF, AND IS NOT GUARANTEED BY, STERLING BANCORP OR ANY OTHER AFFILIATE OF STERLING NATIONAL BANK.

THIS SECURITY IS SUBORDINATED ON LIQUIDATION, AS TO PRINCIPAL, INTEREST AND PREMIUM, TO ALL CLAIMS AGAINST STERLING NATIONAL BANK THAT HAVE THE SAME PRIORITY AS SAVINGS ACCOUNTS, DEPOSITS OR A HIGHER PRIORITY, IS NOT SECURED BY THE ASSETS OF STERLING NATIONAL BANK OR BY THE ASSETS OF ANY OF ITS AFFILIATES, AND IS INELIGIBLE AS COLLATERAL TO SECURE A LOAN BY STERLING NATIONAL BANK.

THIS SECURITY IS ISSUABLE IN A MINIMUM DENOMINATION OF $250,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS OF $250,000 AND MAY NOT BE EXCHANGED FOR SECURITIES OF STERLING NATIONAL BANK WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE SECURITIES

IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

THIS SECURITY HAS NOT BEEN, AND IS NOT REQUIRED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND WAS OFFERED PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(2) OF THE SECURITIES ACT. THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.

STERLING NATIONAL BANK HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO STERLING NATIONAL BANK AND THE INITIAL PURCHASERS THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”), THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN THIS SECURITY WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

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INITIAL PRINCIPAL AMOUNT:	$65,000,000
ORIGINAL ISSUE DATE:	March 29, 2016
MATURITY DATE:	April 1, 2026
INTEREST PAYMENT DATE(S):

April 1 and October 1, of each year, beginning on October 1, 2016 and ending on April 1, 2021; and thereafter on January 1, April 1, July 1 and October 1, of each year, beginning on July 1, 2021, through the Maturity Date (as defined below) or earlier redemption of the Security

Sterling National Bank, a national banking association (herein called the “Bank”), for value received, hereby promises to pay or deliver, as the case may be, to CEDE & CO., or registered assigns, the principal sum of Sixty-Five Million ($65,000,000) United States dollars on April 1, 2026 (the “Maturity Date”) and to pay interest thereon from, and including, March 29, 2016 (the “Original Issue Date”) or from and including the most recent Interest Payment Date to which interest on this Security or any predecessor Security has been paid or duly provided for, but excluding, the succeeding Interest Payment Date, on the Interest Payment Dates specified above

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in each year (each, an “Interest Payment Date”) and on the Maturity Date, at a fixed rate per annum equal to 5.25% from the Original Issue Date to, but excluding, April 1, 2021 and to pay interest from, and including, April 1, 2021 at a floating rate per annum equal to three-month LIBOR plus 3.937%, until the principal hereof is paid or duly made available for payment (whether at the Maturity Date or earlier redemption). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Security (or any predecessor Security) is registered (the “Holder”) at the close of business on the fifteenth calendar day next preceding such Interest Payment Date (the “Regular Record Date”); provided, however, that interest payable at the Maturity Date of this Security will be payable to the person to whom principal shall be payable, whether or not the Maturity Date is an Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and will be paid to the person in whose name this Security (or any predecessor Security) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Bank, notice of which shall be given to the Holder not less than 10 calendar days prior to such Special Record Date.

Interest shall accrue from and including the Original Issue Date or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, and shall be paid semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2016, and ending on April 1, 2021, and thereafter will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2021, through the Maturity Date or earlier redemption of this Security. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months from the Original Issue Date to, but excluding, April 1, 2021, and thereafter a 360-day year and the number of days actually elapsed.

The Issuing and Paying Agent shall determine LIBOR on the second Business Day prior to each Interest Period (each such date, a “LIBOR Interest Determination Date”). The interest rate on this Security bearing interest at the floating rate shall reset on the first day of each Interest Period. Absent manifest error, the Issuing and Paying Agent’s determination of the floating rate shall be binding and conclusive on the Holder of this Security and the Bank. The Issuing and Paying Agent shall notify the Bank of each determination of the floating rate for each applicable Interest Period. “Interest Period” shall be the period from and including the immediately preceding Interest Payment Date to, but excluding, the succeeding Interest Payment Date. The first Interest Period will be the period from and including the Original Issue Date to, but excluding, October 1, 2016.

LIBOR will be determined as follows:

(i)          With respect to each LIBOR Interest Determination Date, LIBOR will be the ICE Benchmark Administration London Interbank Offered Rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the LIBOR Interest Determination Date that appears on the appropriate page of the Reuters screen as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If no such rate so appears, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provision described in clause (ii) below. “London Banking

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Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

(ii)         If such screen does not include such a rate or is unavailable on a LIBOR Interest Determination Date, the Issuing and Paying Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Issuing and Paying Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date, to prime banks in the London interbank market for deposits in a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time in U.S. dollars for a three-month period beginning on the second London banking day after the LIBOR Interest Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations; provided, however, that if the banks so selected by the Issuing and Paying Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

In the event that, on or prior to April 1, 2021, an Interest Payment Date is not a Business Day (as defined below), the Bank will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If, after April 1, 2021, any Interest Payment Date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day, unless that day falls in the next calendar month, in which case, the Interest Payment Date will be the first preceding Business Day (with interest accruing to, but excluding, the actual payment date). If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest, if any, will be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Maturity Date.

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

Payment of interest on this Security may require, and be subject to, prior written approval by the Officer of the Comptroller of the Currency (the “OCC”) or other applicable regulator of the Bank, if the Bank is undercapitalized or has been so required by the OCC or other applicable regulatory authority.

This Security may not be repaid prior to THE MATURITY DATE, either pursuant to acceleration in an event of default, repurchase by the Bank or otherwise, without prior approval of the OCC.

Payment of principal of and premium, if any, and interest on, this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the “Issuing and Paying Agent”) authorized by the Bank to pay the principal of, and interest on, this Security on behalf of the Bank and having an office or agency (the “Issuing and Paying Agent Office”) in the United States of America (the “Place of Payment”),

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where this Security may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Security may be served. The Bank has initially appointed U.S. Bank National Association as such Issuing and Paying Agent pursuant to the Issuing and Paying Agency Agreement, dated as of March 29, 2016 (the “Issuing and Paying Agency Agreement”), between the Bank and the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Global Corporate Trust Services.

Payment of the principal of, and premium, if any, and interest on, this Security due at the Maturity Date will be made in immediately available funds upon presentation and surrender of this Security to the Issuing and Paying Agent at the Issuing and Paying Agent Office in the Place of Payment; provided that this Security is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Security (other than at the Maturity Date) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.

The Bank may, from time to time, without the consent of the Holder of this Security, create and issue additional notes ranking equally with this Security and otherwise same in all respects (except for the issue date, issue price and first Interest Payment Date), provided that any such additional notes are fungible with the Securities for U.S. Federal income tax purposes. Such further notes shall be consolidated and form a single series (including the same CUSIP number) with this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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Unless the certificate of authentication hereon has been executed by the Issuing and Paying Agent by the manual signature of an authorized signatory, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed by manual or facsimile signature.

STERLING NATIONAL BANK

By:

Name:	Jack Kopnisky
Title:	President & Chief Executive Officer

Dated: _____________, 2016

ISSUING AND PAYING AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Issuing and Paying Agency Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Issuing and Paying Agent

By:

Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2026 of the Bank (hereinafter referred to as this “Security” or the “Securities”) issued under the Issuing and Paying Agency Agreement.

Subordination

The Bank’s indebtedness evidenced by this Security, including its obligations to pay principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s Senior Indebtedness (as defined below). In the event of any insolvency, receivership, conservatorship, reorganization, liquidation or similar proceedings of the Bank, all such senior obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest on, this Security. In the event of any such proceeding, after payment in full of all sums owing with respect to such senior obligations, the Holder of this Security, together with holders of any obligations of the Bank ranking equally with this Security, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal of, premium, if any, and interest on, this Security or such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Security.

“Senior Indebtedness” includes all deposits, borrowed money (secured and unsecured), obligations of the Bank arising from off-balance sheet guarantees and direct-credit substitutes, and obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts and similar arrangements and obligations to the Bank’s general creditors (other than in respect of trade receivables).

Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Security in accordance with its terms.

Notwithstanding any other provisions contained in this Security, the OCC or any receiver or conservator of the Bank appointed by the OCC, as part of any transaction or plan of reorganization or liquidation may transfer or direct the transfer of the obligations represented by this Security to any bank selected by such entity that expressly assumes the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest on this Security and the due and punctual performance of all covenants and conditions contained in this Security.

Any “depository institution,” as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Security (or beneficial interest therein) shall be deemed to have agreed by acquiring such Security (or beneficial interest) to waive any rights to offset all or any portion of the indebtedness represented by such Security (or interest) against any indebtedness or other obligations of such institution to the Bank.

This Security is not secured or guaranteed by Sterling Bancorp or any of its other subsidiaries or affiliates, and is not subject to any other arrangement that legally or economically enhances the seniority of this Security.

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Event of Default; Waiver

An “Event of Default” with respect to this Security shall occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent, upon the occurrence of any Event of Default. The Issuing and Paying Agent will promptly send copies of such notice to the Holders of this Security through the Depository Trust Company, as depositary (the “Depositary”).

If an Event of Default shall occur and be continuing, the Holder of this Security may declare the principal of this Security, together with any unpaid accrued interest thereon, to be immediately due and payable by written notice to the Bank. Upon such declaration and notice, such principal amount and accrued interest shall become immediately due and payable; provided, however, that, to the extent then required under or pursuant to applicable capital or other regulations (as described on the face of this Security), this Security may not be repaid prior to the Maturity Date without the prior written approval of the OCC. The Bank will apply to the OCC for prior written approval of repayment promptly after receiving notice of acceleration.

Any Event of Default with respect to this Security may be waived by the Holder hereof.

The Bank waives demand, presentment for prepayment, notice of nonpayment, notice of protest and all other notices to the extent it may lawfully do so.

Neither the failure to pay principal of or interest on the Security nor a failure to perform any other obligation of the Bank under the Issuing and Paying Agency Agreement or the Security constitutes an “Event of Default” with respect to the Security, and no right of acceleration exists in any such case.

Optional Repayment and Redemption

This Security shall not be subject to repayment at the option of the Holders, in whole or in part, prior to the Maturity Date. This Security shall not be subject to any sinking fund.

This Security is redeemable by the Bank, in whole or in part, at any time on April 1, 2021, and on each Interest Payment Date thereafter.

This Security is also redeemable by the Bank, in whole but not in part, at any time, upon the occurrence of any of the following:

(i)	a “tax event,” which means the receipt by the Bank of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs

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from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Bank’s federal income tax returns or positions or a similar audit of any of the Bank’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to this Security, in each case, occurring or becoming publicly known on or after the date of the issuance of this Security, resulting in more than an insubstantial risk that the interest payable on this Security is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Bank, in whole or in part, for U.S. federal income tax purposes;

(ii)	a “capital event,” which means the receipt by the Bank of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for Sterling Bancorp or the Bank or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of this Security, this Security does not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Bank is subject to such capital requirement) for purposes of capital adequacy guidelines of the OCC (or any successor regulatory authority with jurisdiction over depositary institutions or bank holding companies), as then in effect and applicable to the Bank; or

(iii)	an “investment company event,” which means the Bank becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption of this Security will be at a redemption price equal to 100% of the principal amount of this Security to be redeemed, plus accrued and unpaid interest on such Security to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the holders of this Security. Any redemption of this Security would require prior written approval of the OCC.

The Bank will give irrevocable notice of its intention to redeem this Security not more than 60 nor less than 10 days prior to the date fixed for redemption.

From and after any redemption date, if monies for the redemption of this Security will have been made available for redemption on the redemption date, this Security will cease to bear interest, if applicable, and the only right of the holders of this Security shall be to receive payment of the principal amount and all unpaid interest accrued to the redemption date.

Consolidation, Merger and Sale of Assets

The Bank shall not consolidate with or merge into any other entity or convey, transfer or lease its assets substantially as an entirety to any entity, unless the successor, transferee or lessor expressly assumes the Bank’s obligations on this Security.

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Ratings

The Bank shall use commercially reasonable efforts to maintain a rating for this Security with NAIC or any other “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Miscellaneous

Beneficial interests represented by this Security are exchangeable for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Bank in writing that it is unwilling or unable to act as a depositary or the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Bank within 90 days, (y) the Bank, at its option, notifies the Issuing and Paying Agent in writing that it elects to cause the issuance of Securities in definitive form or (z) any event shall have occurred and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the this Security. In such circumstances, upon surrender by the Depositary or a successor depositary of the Global Securities, Securities in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Securities. Any Security representing such beneficial interests that is exchangeable pursuant to this paragraph shall be exchangeable in whole for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar (as defined below).

In case any Security shall at any time become mutilated, destroyed, lost or stolen and such Security or evidence satisfactory to the Bank of the loss, theft or destruction thereof (together with indemnity satisfactory to the Issuing and Paying Agent and the Bank and such other documents or proof as may be required by the Issuing and Paying Agent and the Bank) shall be delivered to the Issuing and Paying Agent and the Bank, a new Security of like tenor will be issued by the Bank in exchange for the Security so mutilated, or in lieu of the Security so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Security shall be borne by the Holder of the Security so mutilated, destroyed, lost or stolen. If any Security which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Security, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Security) upon compliance by the Holder thereof with the provisions of this paragraph.

The Bank shall cause to be kept at the office of the Security Registrar designated below a register (the register maintained in such office or any other office or agency of the Bank in the Place of Payment herein referred to as the “Security Register”) in such form as the Security Registrar may determine, in which, subject to reasonable regulations as it may prescribe, the Security Registrar shall provide for the registration of this Security and of transfers of this Security. The Bank has initially appointed the Issuing and Paying Agent “Security Registrar,” pursuant to the Issuing and Paying Agency Agreement, for the purposes of registering this Security and transfers of this Security as herein provided.

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The transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Issuing and Paying Agent shall record any transfer of this Security that the Bank has approved, it being understood that such approval shall be based solely on matters relating to compliance with federal and state securities laws. Prior to due presentment of this Security for registration of transfer, the Bank, the Issuing and Paying Agent and any agent of the Bank or the Issuing and Paying Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of principal or interest on this Security, for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or any successor corporation.

No provision of this Security shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Any money that the Bank pays to the Issuing and Paying Agent for the purpose of making payments on this Security and that remains unclaimed two years after the payments were due will, at the Bank’s request, be returned to it. After that time, the Holder can only look to the Bank for payment on this Security.

All notices under this Security shall be in writing and in the case of the Bank, addressed to the Bank at 400 Rella Boulevard, Montebello, New York 10901, Attention: Treasurer, or, in the case of the Issuing and Paying Agent at 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Global Corporate Trust Services, or to such other address of the Issuing and Paying Agent as the Issuing and Paying Agent may notify the holders of this Security. All notices to the Holder of this Security will be given to the address of the Holder as it appears in the Security Register.

This Security shall be governed by and construed in accordance with the laws of the State of New York and, where applicable, the federal laws of the United States of America.

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